Exhibit 10.91

July 25, 2002

VIA OVERNIGHT MAIL

Mr. Jay Furrow

IAA/ Innovo Azteca Apparel, Inc.

5900 South Eastern Avenue

Commerce, California  90040

Re:       Letter of Intent – Hot Wheels License Agreement

Dear Mr Furrow:

This Letter of Intent sets forth the basic terms of the agreement between Mattel, Inc. (“Mattel”), on the one hand, Innovo Group Inc., (“Innovo”) and its wholly-owned subsidiaries Innovo Azteca Apparel, Inc. (“IAA”) and Innovo, Inc. (“II”) on the other hand (Innovo, IAA and II, collectively hereinafter referred to as “Licensee), with respect to a limited license from Mattel to Licensee of the Hot Wheels® property in connection with certain apparel and apparel accessory products as listed below.  Mattel, Innovo, IAA and II agree that they will negotiate in good faith, and enter into, a more definitive License Agreement concerning the matters set forth below (the “License Agreement”).  The License Agreement shall be based upon the terms described in this Letter of Intent, and shall describe those terms in more specific operational detail.  The License Agreement shall also set forth such other terms (including, without limitation, approval requirements, representations, warranties and indemnities) as are customary for Mattel’s licensing agreements.  Until the License Agreement is executed by the parties, this Letter of Intent shall be binding upon the parties, and shall be deemed to incorporate Mattel’s standard terms and conditions.

            Licensed Property: HOT WHEELS and related logos and images, only as pre-approved by Mattel.

            Term:   July 1, 2002 through December 31, 2007

            Marketing Date:            July 1, 2002

            Shelf Date:            September 1, 2002

   Products: 1. Men’s and Women’s apparel, targeted to the junior and contemporary markets only as follows:

               Activewear, tops;

               Activewear, bottoms;

                        Sweatshirts, hooded and non-hooded;

                        Sweatpants;

                        Outerwear;

                        T-shirts.

                        2. Women’s apparel, targeted to the junior and contemporary markets only as follows:

                        “Baby Tee’s” T-shirts.

                        3. Accessory products, targeted to the junior and contemporary markets , only as follows:

                        Backpacks;

                        Belts;

                        Headwear;

                        Hair Accessories;

                        Bags.

               Innovo shall have the right upon prior written notice to Mattel to sub-license to Innovo’s wholly-owned subsidiaries II and Iaa the licensing rights granted hereunder.  Notwithstanding the grant of any such sub-license, Innovo shall continue to remain fully responsible for Licensee’s compliance with all terms and conditions of this agreement.

                        All Products shall be made of only the following fabrications:  denim, fleece, knit, nylon, twill, leather.

            Territory: Canada; United States of America; Puerto Rico

            Channels of Department Store and Specialty Apparel Retailers for the period June 1,

            Distribution: 2002 through December 31, 2007;

                        Mid-Tier Stores, Sporting Good Specialty Retailers, Extreme Sport Equipment Specialty Stores, including Skate and Surf specialty shops, for the period June 1, 2003,  through December 31, 2007 only;

                        Mass Market for the period January 1, 2004 through December 31, 2007 only.

            Non-Exclusivity: Non-Exclusive as to the Products in the approved Channels of Distribution. The parties acknowledge and understand that Mattel is   free to license third parties to use the Licensed Property on or in connection with the Products through the Channels of Distribution in the Territory.

            Royalty Rate: Standard Rate:  7%

                        Distributor Rate:  10%

                        FOB Rate: 10%

            Sales Forecast: USD$20,000,000 Wholesale

            Advance Guaranty: USD$56,000 non-refundable and payable upon execution of this Letter of Intent, but in no event later than November 1, 2002.  The Advance Guaranty shall be applicable as $50,400 for royalties accruing from sales in the United States and Puerto Rico, and $5,600 for royalties accruing from sales in Canada.

            Minimum Guaranty: USD$1,050,000 broken down as follows:

For Royalties Accruing from Sales in Canada:

$105,000 broken down and applicable to the following sales periods:

$5,600 for sales during the period 7/1/02 through 12/31/03, payable as the non-refundable Advance Guaranteed Royalty due upon execution of this Letter of Intent, but in no event later than November 1, 2002;

$7,000 for sales during the period 1/1/04 through 12/31/04, due no later than October 31, 2004;

$22,400 for sales during the period 1/1/05 through 12/31/05, due no later than October 31, 2005;

$30,800 for sales during the period 1/1/06 through 12/31/06, due no later than October 31, 2006;

$39,200 for sales during the period 1/1/07 through 12/31/07, due no later than October 31, 2007.

For Royalties Accruing from Sales in the United States of America and Puerto Rico:

$945,000 broken down and applicable to the following sales periods:

$50,400 for sales during the period 7/1/02 through 12/31/03, payable as the non-refundable Advance Guaranteed Royalty due upon execution;

$63,000 for sales during the period 1/1/04 through 12/31/04, due no later than October 31, 2004;

$201,600 for sales during the period 1/1/05 through 12/31/05, due no later than October 31, 2005;

$277,200 for sales during the period 1/1/06 through 12/31/06, due no later than October 31, 2006;

$352,800 for sales during the period 1/1/07 through 12/31/07, due no later than October 31, 2007.

The Minimum Guaranty is broken down into separate amounts due and royalties earned in excess of such amount in one period or in one country, as defined above, may not be credited towards the Minimum Guaranty amount for any other period or country as defined above.  Notwithstanding, royalties earned in excess of the Minimum Guaranty amount for any one given period and country, may be credited towards the shortfall, if any, and only up to the shortfall amount, of the Minimum Guaranty due for such country in any subsequent period during the Term hereof.

            Brand   Licensee agrees to pay two percent (2%) of quarterly “Net Sales,”

            Development      payable to Licensor thirty (30) days after each quarter end, to be used by

Initiatives:   and at the sole discretion of Licensor, for Brand Development Initiatives which shall include, but not be limited to, retail signage, consumer advertising, trade advertising, public relations initiatives, brand directed retail placement programs, television and theatrical product placement programs, retail promotions and brand trade show presence.  Quarterly Brand Development Initiative payments shall be paid separately from Royalty payments and sent to Mattel, Boys Licensing.

            Additional If Licensee does not achieve sales of the Products, in any one calendar

            Provisions year, such that royalties for that year will be equal to or greater than such year’s Minimum Guarantee obligations, either Licensee or Mattel shall have the right to terminate the License Agreement by written notice to the other, which right shall be exercisable within thirty (30) days following Mattel’s receipt of final royalty report for such year.  In the event of such termination, Licensee shall not be relieved of its liabilities accruing up to the time of such termination and shall immediately render payment to Mattel of (i) any unpaid balance of the Minimum Guaranty obligations for the year of termination, and (ii) the Minimum Guaranty obligations for the succeeding one (1) year, the due date of such succeeding year’s Minimum Guaranty payments being accelerated to the date of termination.

            Warranty Disclaimer: No warranty or indemnity is given by Mattel with respect to any demand, cause of action, damages, liability, cost or expense arising from any claim that use by IAA of the Licensed Property infringes on any trademark right of any third party or otherwise constitutes unfair competition by reason of any prior rights acquired by such third party other than rights acquired by such third party from Mattel.  It is expressly agreed that it is the sole responsibility of IAA to carry out such investigations as it may deem appropriate to establish that the Products, packaging, promotional and advertising material which are manufactured or created hereunder, including any use made of the Licensed Property therewith, do not infringe such right of any third party, and Mattel shall not be liable to IAA  if such infringement occurs.

Please acknowledge your understanding and acceptance of the foregoing by signing below where indicated and returning an original signed copy of this Letter of Intent to the attention of JoAnn Magno in our Boy’s licensing department.  Failure to sign and return this Letter of Intent by August 1, 2002 will terminate this solicitation of an offer.  If you have any questions or concerns, please feel free to contact myself or JoAnn Magno at 310-252-6614.

Sincerely,

Jeffrey Orridge

Vice President

World Wide Boys Licensing

cc:            J.Magno, Mattel

            S. Rosenbaum, Mattel

AGREED AND ACCEPTED BY:

INNNOV AZTECA APPAREL, INC.

By:

Name:

Title:

Date: